Exhibit 15


December 3, 2004


CBRL Group, Inc.
106 Castle Heights Avenue North
Lebanon, Tennessee 37088-0787

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of CBRL Group, Inc. and subsidiaries for the quarters ended October 29, 2004 and October 31, 2003, as indicated in our report dated December 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 29, 2004, is incorporated by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-63442, 333-71384, 333-81063 and 333-111364 on
Form S-8 and Registration Statement Nos. 33-59582, 333-90996-02 and 333-90996-13
on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/DELOITTE & TOUCHE LLP


Nashville, Tennessee